Exhibit 15

Crowe Horwath LLP Independent Member Crowe Horwath International

November 4, 2016

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

RE: FILING OF THE SEPTEMBER 30, 2016 FORM 10-Q FOR TRUSTCO BANK CORP NY

Commissioners:

We are aware that our report dated November 4, 2016, on our reviews of the interim financial information of TrustCo Bank Corp NY as of and for the three and nine month periods ended September 30, 2016 and 2015, included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2016, is incorporated by reference in its Registration Statements, Form S-8 (No. 33-60409), Form S-8 (No. 333-78811), Form S-8 (No. 333-115689), Form S-8 (No. 333-115674), Form S-8 (No. 333-175868), Form S-8 (No. 333-175867), Form S-8 (No. 333-206685), Form S-3 (No. 333-194923), and Form S-3 (No. 333-196127).

Yours very truly,

/s/ Crowe Horwath LLP